Exhibit 10.5

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made as of the      day of                     , 20    , between Markel Corporation (“Markel”), and                                          (“Executive”).

The parties agree as follows:

1. Employment and Duties. The Company employs the Executive as                                                  . The Executive agrees to devote full time and attention to the business of Markel and its subsidiaries and affiliates and to perform duties normally and properly incident to his position and such further duties as may be assigned to him by the Chief Executive Officer or Board of Directors of Markel. The duties to be performed by the Executive under this Agreement shall be primarily performed by him in the Richmond, Virginia metropolitan area, provided, however, that the Executive shall travel to the extent reasonably necessary to perform his duties hereunder.

2. Term. Unless sooner terminated under Sections 4, 5 or 6 of this Agreement, the Company employs the Executive, and the Executive agrees to serve the Company, for an initial term ending December 31, 2009. The term of this Agreement shall automatically be extended for additional terms of one year, unless either party notifies the other in writing at least 90 days before the expiration of the term of this Agreement that it does not wish to extend the term. If the Company notifies the Executive that it does not wish to extend the term of this Agreement, the Company shall be deemed to have terminated the Executive’s employment without cause, and the Executive shall be entitled to the benefits specified in Section 6(b) of this Agreement. If the Executive notifies the Company that the Executive does not wish to extend the term of this Agreement, the Executive shall be deemed to have voluntarily left the employ of the Company and the Company’s obligations to the Executive under this Agreement shall terminate.

3. Salary and Benefits.

(a) During the term of this Agreement, the Company shall pay (or cause to be paid to) the Executive a salary at a rate of not less than $                     per year, which sum shall be payable in bi-weekly installments. The Executive shall be entitled to participate in the Company’s bonus program and the Company agrees to review the Executive’s salary no less frequently than annually. In the event of an increase in salary or the payment of a bonus, the other terms and conditions of this Agreement shall remain in full force and effect. The salary in effect at any given time is sometimes referred to in this Agreement as “Base Salary.”

(b) During the term of this Agreement, the Executive shall be entitled to (i) participate in such employee benefit plans and programs as are generally available to other officers of the Company who hold positions of similar responsibility to those of the Executive (provided, however, that nothing in this Agreement shall entitle the Executive to participate in the Company’s 401(k) plan following the termination of his employment for any reason), (ii) reimbursement, in accordance with policies and procedures established by the Company from time to time, for all items of expense reasonably and necessarily incurred by the Executive on behalf of the Company, (iii) such holidays as are generally available to employees of the Company, and (iv) annual vacation leave in accordance with Company policies.

4. Termination by Death or Disability.

(a) Should the Executive die during the term of employment, the Company shall be obligated to pay any salary and benefits to which the Executive may be entitled until the end of the bi-weekly payroll period in which the death occurs, and the Company shall pay to the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period of twelve months beginning as of the date of death.

(b) Should the Executive be unable to perform substantially all duties of employment required under this Agreement for 90 consecutive days because of a physical or mental disability, the Company shall then have the right to terminate the Executive’s employment by giving the Executive 30 days’ written notice. After the date of termination, the Company shall pay to the Executive or the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period of twelve months beginning as of the date of termination.

A condition of disability under this Agreement shall be determined by the Board of Directors on the basis of (i) the Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

5. Termination for Cause. The Company, by action of the Chief Executive Officer or by action of the Board of Directors, may at any time elect to terminate the Company’s obligations under this Agreement for “cause” and remove the Executive from employment. Termination for cause shall be made upon 30 days’ written notice, and upon expiration of the 30-day notice period, all obligations of the Company to the Executive under this Agreement shall cease.

For purposes of this Agreement “cause” shall be only the following:

(a) continued and deliberate neglect by the Executive, after receipt of notice thereof, of employment duties other than as a result of the Executive’s physical or mental disability;

(b) willful misconduct of the Executive in connection with the performance of his duties, including by way of example but not limitation, misappropriation of funds or property of the Company; securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or violation of any code of conduct or standards of ethics applicable to employees of the Company;

(c) conduct by the Executive which may result in material injury to the reputation of the Company if the Executive were retained in his position with the Company, including by way of example but not limitation, commission of a felony, bankruptcy, insolvency or general assignment for the benefit of creditors;

(d) active disloyalty such as aiding a competitor;

(e) the Executive’s inability to obtain or maintain any required regulatory approvals or authorizations necessary for the Executive to perform his duties under this Agreement; or

(f) a breach by the Executive of Section 7 or 8 of this Agreement.

6. Other Termination.

(a) If the Executive resigns or voluntarily leaves the employ of the Company, except as set forth in Section 6(c) below, the Company’s obligations to the Executive under this Agreement shall terminate and the Company shall have no further liability to the Executive under this Agreement; provided, however, if the Executive voluntarily leaves the employ of the Company by virtue of the Company’s material failure to comply with any terms of this Agreement, then the Executive shall be entitled to the identical compensation and benefits set forth in Section 6 (b) hereof. The Executive must provide notice to the Company of the existence of the event within 90 days of the initial existence of the event constituting the material failure. The Company shall have 30 days to cure the condition before the Executive may terminate employment.

(b) The Company, by action of the Chief Executive Officer or by action of the Board of Directors, may at any time elect to terminate the Company’s obligations under this Agreement without cause and remove the Executive from employment on 30 days’ written notice. If the Company elects to terminate the Executive’s employment without cause, then, except as otherwise provided in Section 6(c) hereof, the Executive shall be entitled to receive, subject to compliance by the Executive with the provisions of Sections 7 and 8 of this Agreement, the Base Salary and benefits (but not any accrued or pro rata bonus) due under this Agreement for a period of twelve months from the date of termination, subject to Section 18(a).

(c) If the Company elects to terminate the Executive without cause within twelve months following a Change in Control or the Executive terminates employment for Good Reason that occurs within twelve months following a Change in Control, then the Executive shall be entitled to receive, subject to compliance by the Executive with the provisions of Sections 7 and 8 of this Agreement, the Base Salary and benefits (but not any accrued or pro rata bonus) due under this Agreement for a period of twelve months from the date of termination, subject to Section 18(a). In addition, at the end of the twelve month period, the Executive shall also be entitled to receive, subject to compliance by the Executive with the provisions of Sections 7 and 8 of this Agreement, a lump sum payment equal to the amount of bonus, if any, received by the Executive for the calendar year preceding the year in which the date of termination occurs. For these purposes “Change in Control” means the occurrence of any of the following events:

(i) Stock Acquisition. The acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of Markel (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Markel entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from Markel; (B) any acquisition by Markel; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Markel or any corporation controlled by Markel; or (D) any acquisition by any corporation in a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section; or

(ii) Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Markel’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Business Combination. The consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of Markel (a “Business Combination”), unless, following such Business Combination:

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Markel or all or substantially all of the assets of Markel either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Markel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and

(C) at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination.

(iv) Liquidation or Dissolution. Approval by the shareholders of Markel of a complete liquidation or dissolution of Markel.

“Good Reason” means unless and to the extent otherwise waived in writing by the Executive, the termination of the Executive’s employment with the Company which is initiated by the Executive because of any of the following events. Executive must provide notice to the Company of the existence of the event within 90 days of the initial existence of the event. The Company shall have 30 days to cure the condition before Executive may terminate employment. The events that may constitute Good Reason are:

(i) a material decrease in the Executive’s annual base salary in effect as of the date of the Change in Control;

(ii) the assignment of duties and responsibilities to the Executive that materially reduce the level and types of duties and responsibilities of the Executive as of the date of the Change in Control;

(iii) a material breach of this Agreement by the Company or any successor; or

(iv) the Company changes by 50 miles or more the principal location in which the Executive is required to perform services from the location at which the Executive was employed as of the date of the Change in Control.

7. Confidential Information and Trade Secrets. As consideration for and to induce the employment of the Executive by the Company, the Executive agrees that:

(a) All information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by the Executive or by the Company or any of its subsidiaries or corporate affiliates before or during the term of this Agreement, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates. Confidential Information does not include information which (i) is or was already in the Executive’s possession before employment, (ii) becomes generally available to the public other than as a result of a disclosure by the Executive or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not known to be bound by a confidentiality agreement or other obligation of secrecy with respect to such information.

(b) All records of and materials relating to Confidential Information or other information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by the Executive or by the Company or any of its subsidiaries or corporate affiliates before or during the term of this Agreement, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be.

(c) Except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during or after the term of this Agreement and his employment by the Company, copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any such Confidential Information. The Executive further agrees that during the term of this Agreement and his employment by the Company he shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to Confidential Information or other information and that upon the termination of this Agreement he shall deliver the same to the Company and its subsidiaries and corporate affiliates.

8. Covenants. As consideration for and to induce the employment and continued employment of the Executive by the Company, the Executive agrees that, except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during the term of this Agreement and for a period of twelve months immediately following the termination of this Agreement, the Executive will not directly or indirectly serve in an executive or sales position for any entity that competes with Markel and its subsidiaries. These restrictions all benefit Markel and their predecessors and successors, whether by sale, merger, consolidation or otherwise.

9. Survival of Covenants and Remedies. The agreements made by the Executive in Sections 7 and 8 shall survive the termination of this Agreement and the Executive’s employment. Each such agreement by the Executive shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the provisions of Section 7 or 8. The Executive acknowledges and agrees that the Company will sustain irreparable injury in the event of a breach or threatened breach by the Executive of the provisions of Section 7 or 8 and that the Company does not and will not have any adequate remedy at law for such breach or threatened breach. Accordingly, the Executive agrees that if he breaches or threatens to breach any such covenant or agreement, the Company shall be entitled to immediate injunctive relief. The foregoing shall not, however, be deemed to limit the Company’s remedies at law or in equity for any such breach or threatened breach.

10. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been given, delivered or made when delivered personally or when mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the Company at its principal office in Richmond, Virginia, and to the Executive at his residence as shown upon the employment records of the Company, or to such other address as either party may by notice specify to the other.

11. Modification. No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the Executive and the Company.

12. Benefit. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Executive and his heirs and personal representatives.

13. Construction and Venue. This Agreement is executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of such state. THE EXECUTIVE AND THE COMPANY AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO, VIRGINIA SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. In addition, if, at the time of enforcement of this Agreement, a court holds that any restriction stated in this Agreement is unreasonable under the circumstances then existing, the parties agree that the maximum restriction reasonable under such circumstances shall be substituted for the stated restriction.

15. Headings. The underlined headings provided in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

17. Withholding. There shall be withheld from amounts due the Executive under this Agreement such income taxes, contributions and other amounts as may be required to be withheld under applicable law.

18. Section 409A Compliance.

(a) This Section 18(a) shall apply for purposes of Section 6(b) and Section 6(c). During the six-month period beginning on the first day following the Executive’s Separation from Service (within the meaning of Internal Revenue Code (“Code”) Section 409A and applying the default terms thereof), the payments of compensation and benefits to the Executive (including any severance payments from any other plan or arrangement) shall not exceed two times the lesser of (A) the maximum amount that may be taken into account under a qualified plan under Code Section 401(a)(17) for the year including the date of termination, or (B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year during which the Executive’s date of termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a termination of employment). All payments that are not made when otherwise due during that six-month period shall be made to the Executive as soon as possible after the end of the six-month period.

(b) Any payments under this Agreement that are treated as made under a deferred compensation plan for purposes of Code Section 409A are intended to meet the requirements of Code Section 409A(a)(2)(B) and any regulations and other guidance under that section and the Agreement shall be interpreted to comply with these requirements. Therefore, if the Executive is a “specified employee” for purposes of Code Section 409A, no payment that is deferred compensation shall be made before the date provided in Code Section 409A(a)(2)(B) and all payments otherwise payable during that period shall be made to the Executive as soon as possible after the date provided in Code Section 409A(a)(2)(B).

MARKEL CORPORATION
Executive

By:
	Title:	Chief Executive Officer